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                                                                   Exhibit 10.52

                              TERMINATION AGREEMENT




                                  relating to





                                  POINT OF VIEW

                       TUPOLEVLAAN 101-109, SCHIPHOL-RIJK

                                 THE NETHERLANDS

                                (the "Property")

                                      among

                         DEKA Immobilien Investment GmbH

                                       and

                                  EQUINIX INC.

                            dated 18th Februrary 2002




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                                TABLE OF CONTENTS

                                                      Page nr.
Article 1.        Definitions .......................... 4
Article 2.        Terminations & vacation .............. 5
Article 3.        Bank guarantees & compensation ....... 5
Article 4.        Condition precedent .................. 7
Article 5.        Settlement of costs .................. 8
Article 6.        Release & waiver ..................... 9
Article 7.        Miscellaneous ........................ 9


Annex             Proxy Deka

Exhibit A         Lease

Exhibit B         Notification Letter

Exhibit C         Acknowledgement Letter


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                                                                            3/12

 THIS AGREEMENT (the "Termination Agreement") is made and entered into this day of 2001 by and among:

1. EQUINIX INC., a company incorporated under the laws of the state of Delaware, United States of America, having its registered office at 2450 Bayshore Parkway, Mountain View, CA 94043, United States of America (hereinafter "Equinix") duly represented by its Managing Director Mr. Christopher L. Birdsong;

and

2. DEKA IMMOBILIEN INVESTMENT GMBH, a Company incorporated under the laws of the Federal Republic of Germany, having itsregistered office at (62309) Frankfurt, Germany (hereinafter "Deka") duly represented by Mr J. Gottler and Ms E. Laqua on the strength of the power of attorney attached to this Termination Agreement;

Parties 1-2 jointly "Parties" and separately a "Party".

WHEREAS

A. On 28 April 2000 a certain lease pertaining to the Property "Point of View" at Tupolevlaan 101-109, Schiphol-Rijk, the Netherlands, was entered into by Equinix as lessee and GIP Airport B.V. as lessor (the "Lease"), attached to this Termination Agreement as Exhibit A. The Property was transferred from GIP Airport B.V. to Deka as a result of which Deka is successor in title as "Lessor" under the Lease by operation of the law.



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B.   In 2001 Equinix requested negotiations on the early termination of the
     Lease and Deka is prepared to co-operate with early termination of the Lease against payment of a compensation for its (estimated) costs and damages, including the loss of rent, the costs of re-letting and the costs of reinstating the Property as set out in Schedule 7 to the Lease, all this subject to and as provided in this Termination Agreement;

NOW THEREFORE the Parties hereby agree as follows:

Article 1. Definitions

When used in this Termination Agreement capitalized terms shall heave the meaning attributed thereto in the Article, Recital or Introduction next to such item

Bank Guarantees                    Article 3.1
Compensation                       Article 3.2
Deka                               Introduction
Equinix                            Introduction
Lease                              Recital A
Property                           Recital A
Reinstatement Bank guarantee       Article 3.1
Rent Bank Guarantee                Article 3.1
Termination Date                   Article 2.1




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Article 2. Termination & vacation

2.1  Termination

     Parties agree that subject to the proper and timely fulfilment of the condition precedent as set out in Article 4, the Lease shall terminate with effect as of the 31st December 2001 or so much later as the condition of
     Article 4 will have been met (the "Termination Date").

2.2  Vacation

     On the Termination Date Equinix shall have vacated the property and shall have returned to Deka all records and objects pertaining to the Property such as keys, security passes and codes etc. On the Termination Date the Property shall be inspected by the Parties and a delivery report shall be compiled.

Article 3. Bank guarantees & compensation

3.1  Bank Guarantees

     Under the Lease two bank guarantees were issued by ABN Amro Bank to the amount of NLG 12,145,668 (in words: twelve million one hundred and forty five thousand six hundred and sixty eight Dutch Guilders) (the "Bank Guarantees"). Of the two Bank Guarantees one was issued to cover for rent payments of up to one year's rent including service charges and VAT to the amount of NLG 3,812,053 (in words: three million eight hundred twelve thousand and fifty three Dutch Guilders) the "Rent Bank Guarantee"), and one to cover for the costs of reinstating the Property in its original design as set out in Schedule 7 to the Lease to the amount of NLG 8,333,615,00 (in words: eight million three hunderd thirty three thousand



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     six hundred and fifteen Dutch Guilders) (the "Reinstatement Bank
     Guarantee").

3.2  Compensation

     In consideration for the cooperation of DEKA with early termination, Equinix will pay the amount of NLG 12,145,668.-- (in words: twelve million one hundred forty five thousand six hundred sixty eight Dutch Guilders ("The Compensation")), in one lump sum prior to the Termination Date, towards DEKA's costs and damages itemized as follows:

     a) the rent, service charges and VAT up to and including the Termination Date (it being understood that the rent for the fourth quarter of 2001 has been paid and that this item sub a will cover the rent etc. as from 1 January 2002 in the event that the Termination Date is after 1 January 2001);

     b) a compensation for lost income out of rent payments under the Lease up to the amount of NLG 3,812,052.-- (in words: three million eight hundred twelve thousand fifty two Dutch Guilders), inclusive of VAT, representing one year's rent without indexation;

     c) the costs of reinstating the Property as set out in Schedule 7 to the lease, the costs of installing temporary heating and gas- and electricity connections;

     d) the reletting costs, including brokers' fees, advertisements, discounts and/or fitting-out contributions for new tenants;

     e) the loss of income out of rent over and above the compensation sub (b) above, if any;.

3.3 The part of the Compensation in the amount of NLG 8,333,615.-- (in words: eight million three hundred thirty three thousand six hundred fifteen Dutch Guilders)




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     shall be applied as an advance for the losses, damages and costs as referred to sub c, d and e, which advance will be settled against the actual losses, damages and costs in the manner as provided hereunder in article 5.

3.4 Equinix understands, accepts and agrees that Deka is entitled to call the Bank Guarantees on account of default under the Lease by Equinix and that Deka shall call the Bank Guarantees in order to effect the payment of the Compensation. Equinix shall cause ABN Amro Bank to make the payment(s) in the aggregate of NLG 12,145,668.-- to Deka per value 31.12.01, against surrender of the two Bank Guarantees.

3.5 On the date of signing this Agreement, Deka shall send ABN Amro Bank ("the Bank") the Notification letter in conformity with the draft attached hereto as Exhibit B and Equinix shall acknowledge in writing to the Bank in conformity with the draft, attached hereto as Exhibit C, that the Bank should pay to Deka NLG 12,145,668.-- per value 31.12.01 against full and final discharge of the Bank's obligations under the Bank Guarantees. Deka shall return the originals of the two Bank Guarantees to the Bank, upon receipt of NLG 12,145,668.-- from the Bank.

Article 4. Condition precedent

4.1 The entering into force of this Termination Agreement is subject to the proper and timely fulfilment of the conditions precedent that Equinix has paid or has caused ABN Amro Bank to have paid the Compensation as set out in article 3.2;

4.2 In case the condition precedent set out in Article 4.1 above has not, or not in full




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     been fulfilled on or before 1 February 2002, this Termination Agreement shall not come into effect and the Lease shall remain in full force between Parties, without prejudice to Deka's right to rescind the Lease in such an event on account of default and anticipated default of Equinix, with the right of Deka to recover from Equinix all its losses, damages, interests and costs, not limited to the amount of the Compensation. In the event that, as is to be foreseen, upon rescission of the Lease the claim of Deka for losses, damages and costs shall be highter than the aggregate amount to be received from ABN Amro Bank upon excussion of the two Bank Guarantees, Equinix shall be obliged to pay the difference forthwith, with legal interest as from 1 February 2002.

Article 5. Settlement of costs of reinstating the property

5.1  Should it appear that the costs of reinstating the Property as set out in
     Schedule 7 to the Lease and the costs of installing temporary heating and gas- and electricity connections (the cost items of Article 3.2 sub c above) as actually incurred by Deka, are in excess of NLG 8,333,615.--, Equinix shall be obliged to pay the shortfall to Deka.

5.2  Upon

     (i) delivery of the work to be executed for reinstating the Property as set out in Schedule 7 to the Lease, and

     (ii) the entire reletting of the Property,

     Deka will submit to Equinix a statement of account, specifying the actual costs, losses and damages as itemized in article 3.2 sub c), d) and e).



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     In the event of vacancy in the Property after the first year after the
     Termination Date, the costs of vacancy (item sub e of Article 3.2) shall be calculated on the basis of the rent per year plus indexation as provided in the Lease, for the relevant period. In the event that (partial) reletting is effected at a lower rent-level than as provided in the Lease, taking indexation into account, the difference shall be capitalized for the (first) period of the new lease and this amount shall be included in item sub e of Article 3.2.

5.3 Should it appear that the aggregate of the actual costs, losses and damages incurred by Deka as meant sub 5.2 above, are less than NLG 8,333,615.--. Equinix, or as the case may be ABN Amro Bank, shall be entitled to such remaining amount.

Article 6. Release & waiver

6.1 Parties agree that as of the Termination Date they shall have nothing other to claim from one another than as set out in Article 5 and will, subject to the provisions of Article 4, release one another from all other duties and obligations and waive all other rights arising out of the Lease as from the Termination Date.

Article 7. Miscellaneous

7.1  Partial invalidity

     If any one or more of the provisions of this Termination Agreement shall be invalid, illegal or unenforceable in any respect, the Parties agree that each of them shall endeavour, in good faith negotiations, to replace any such invalid, illegal or


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     unenforceable provision(s) the economic effect of which is as close as possible to that of the invalid, illegal or unenforceable provision(s).

7.2  Forum

     The competent court in Amsterdam, the Netherlands, shall settle any dispute or controversy arising under or in connection with this Termination Agreement.

7.3  Applicable law

     This Termination Agreement and any disputes arising thereof shall be governed by, construed and enforced in accordance with the laws of the Netherlands.

7.4  Amendments and Waiver

     No amendment, waiver or consent with respect to any provision of this Termination Agreement shall in any event be effective, unless the same shall be in writing and signed by the Parties hereto and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

7.5  Notices

     Any notice, request, instruction and other communication hereunder shall be in writing and delivered to the Parties in person or sent by certified or registered mail, postage prepaid, and by facsimile as follows:

     ---------------------------------------------------------------------------
     PARTY                      ADDRESS

     ---------------------------------------------------------------------------

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      --------------------------------------------------------------------------
      Equinix                   Attn: Mr. Christopher Birdsong
                                2450 Bayshore Parkway
                                Mountain View
                                CA 94043
                                Fax: +1 650 316 6900
      --------------------------------------------------------------------------
      Deka                      Attn: Ms. Evelyn Laqua
                                Mainzer Landstrasse 37
                                60329 Frankfurt
                                Germany
                                P.O. Box 0523
                                60040 Frankfurt
                                Germany
      --------------------------------------------------------------------------

      Language

      The principal and ruling language of this Termination Agreement shall be the English language and all correspondence and notices sent, pursuant to this Termination Agreement shall be in English.

7.6  Entire Agreement

     This Termination Agreement contains the entire agreement between the Parties with respect to its subject matter and supersedes all prior written or oral agreements and understandings between the Parties with respect to that subject matter.

7.7  Headings



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     The Articles and other headings contained in this Termination Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Termination Agreement.

7.8  Counterparts

     This Termination Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF the Parties have executed this Termination Agreement on the date first written above.

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Equinix Inc.
By:

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Deka GmbH
By: